EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Plan and Agreement”) is hereby adopted and entered into this 28th day of November, 2005, by and between NEK-SEN ENERGY PARTNERS, a Kansas general partnership (the “Partnership”), and NEK-SEN ENERGY, LLC, a Kansas limited liability company (the “Company”), said entities also collectively referred to in this Plan and Agreement as the “Constituent Entities.”
     WHEREAS, the Partnership and the Company desire to merge under and pursuant to the provisions of Sections 17-7701 through 17-7708 of the Kansas General Corporation Code.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Partnership shall be and is hereby merged into the Company, which shall be the surviving entity, upon the following terms and conditions:
     1. Agreement to Merge; Surviving Entity. The Constituent Entities hereby agree that the Partnership shall be merged into the Company effective as of the Effective Date (as defined in Section 8 below), and the name of the surviving entity (sometimes referred to herein as the “Surviving Entity”) shall thereafter be NEK-SEN Energy, LLC.
     2. Offices of the Surviving Entity. The street address of the initial principal office of the Surviving Entity in the State of Kansas is 205 South 8th Street, Sabetha, Kansas 66534. The street address of the initial registered office of the Surviving Entity in the State of Kansas is 205 South 8th Street, Sabetha, Kansas 66534, and the name of its initial registered agent at such address is Gary Edelman.
     3. Purpose of Surviving Entity. The purpose of the Surviving Entity is to engage in any lawful act or activity for which limited liability companies may be formed under the Kansas Revised Limited Liability Company Act.
     4. Interests in the Partnership. Seventeen (17) Partners have invested a total of One Hundred Fourteen Thousand Five Hundred Dollars ($114,500.00) in the Phase 1 Feasibility Study Pool and One Million One Hundred Fifty-Four Thousand Five Hundred Dollars ($1,154,500.00) in the Phase 2 Capital Pool for a total Partnership investment of One Million Two Hundred Sixty-Nine Thousand Dollars ($1,269,000.00).
     5. Mode of Effecting Merger. The Partners of the Partnership shall surrender their interests in the Partnership to the Surviving Entity and each shall receive, in substitution therefor, a certificate for fully paid and non-assessable membership units in the Surviving Entity, in the ratio of Three (3) membership units in the Surviving Entity for each One Thousand Dollars ($1000.00) initially invested in the Phase 1 Feasibility Study Pool, and Two (2) membership units in the Surviving Entity for each One Thousand Dollars ($1000) initially invested in Phase 2 Capital Pool.
     All interests and accounts in the Partnership prior to the Effective Date shall, as of the Effective Date, cease to exist.
     6. Reporting of Assets; Pooling of Interests. The assets of the Partnership shall be reported in the accounts of the Surviving Entity at their book value as of the Effective Date. The aggregate stated capital, capital surplus, and earned surplus of the Constituent Entities shall be, respectively, the stated capital, capital surplus, and earned surplus of the Partnership and the Company.

     7. Tax Effects of Merger. This merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code.
     8. Effective Date. For all purposes of the laws of the State of Kansas, this Plan and Agreement and the merger herein provided for shall become effective as of the date upon which a Certificate of Merger is filed with the Kansas Secretary of State (the “Effective Date”).
     9. Effect of Merger. Upon this merger becoming effective:
     (a) The Surviving Entity shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which limited liability companies may be organized under the Kansas Limited Liability Company Act;
     (b) The Surviving Entity shall thereafter enjoy all rights, privileges and powers previously held by the Constituent Entities, and shall thereafter own all property, whether real, personal or mixed, tangible or intangible, previously owned by the Constituent Entities;
     (c) All rights of creditors of either Constituent Entity shall be preserved unimpaired, and all liens upon any property of either Constituent Entity shall continue in full force and effect with respect to the specific property affected thereby immediately prior to the effective date of the merger;
     (d) All debts, liabilities, obligations and duties of the Constituent Entities shall be assumed and performed by the Surviving Entity; and
     (e) The Partnership shall cease to exist as a separate entity.
     10. Approval; Further Assurances. This Plan and Agreement has been approved by the Partnership Board and Partners of the Partnership and by the sole Manager and sole Member of the Company to the extent required such parties’ organizational documents and the Kansas General Corporation Code. If at any time the Surviving Entity determines that any further assignment or assurance is necessary or desirable to vest, perfect or confirm in the Company title to any property or rights of the Partnership, the proper partners of the Partnership and the Managers or officers of the Company shall execute and deliver such deeds, assignments and assurances and take such other actions as may be necessary or proper to vest, perfect, or confirm title to such property or rights in the Company and otherwise carry out the purposes of this Plan.
     11. Amendments to Organizational Documents. No amendments or changes to the organizational documents of the Surviving Entity are desired or necessary for the merger.
     IN WITNESS WHEREOF, the parties have duly executed this Plan and Agreement as of the day and year first above written.

NEK-SEN ENERGY PARTNERS		NEK-SEN ENERGY, LLC

By:	/s/Gary Edelman	By:	/s/Gary Edelman
	Gary Edelman		Gary Edelman
Its: Authorized Partner		Its: Manager

2